Exhibit 5.1

August 14, 2008

San Joaquin Bancorp 1000 Truxtun Avenue Bakersfield, CA 93301 Ladies and Gentlemen:

     We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 500,000 shares (the “Shares”) of Common Stock, no par value per share, of San Joaquin Bancorp, a California corporation (the “Company”), reserved for future issuance pursuant to the Company’s 2008 Stock Incentive Plan (the “Plan”) adopted by the Company’s Board of Directors on March 25, 2008 and approved by its shareholders on May 20, 2008.

     You have requested our opinion as to the matters set forth below in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. For purposes of rendering that opinion, we have examined the Plan document, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and the corporate actions of the Company that provide for the adoption of the Plan and the reservation of the Shares for issuance by the Company thereunder and subsequent issuance in accordance with the Plan document, and we have made such other investigation as we have deemed appropriate. We have examined and relied on, as to certain facts that are material to our opinion, a certificate of an officer of the Company, a copy of which is attached hereto. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the law of the State of California. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. Further, the foregoing opinion does not, among other matters, address applicable California or other state securities or blue sky laws. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

     Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the awards duly granted under and governed by the Plan, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP